FORM NSAR Q77.O Transactions effected pursuant to Rule 10F3 Fidelity Union Street Trust

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)	Underwriting Members:(4)	Underwriting Members:(5)	Underwriting Members:(6)	Underwriting Members:(7)
9	FID EXPORT & MULTINATIONAL FD	12-Nov-03	18-Nov-03	Tessera Technologies	7,500,000	$97,500,000	$13.00	500	$6,500	LEHMAN BROS INC	Merrill Lynch Pierce Fenner & Smith Inc	Needham & Co.Inc.	WIT Soundview	Fidelity Capital Markets	Oppenheimer Funds Distributor	Chatsworth Securities LLC	DA Davidson & Co. Inc.